Exhibit 15

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-3 (Registration No. 333-131272) and related Prospectus and to the incorporation by reference in Form S-8 (Registration No. 333-223050, 333-141177, 333-151929, 333-162104, 333-174748, and 333-180453) pertaining to stock option plans of Cyren Ltd., of our report dated April 27, 2018 with respect to the consolidated financial statements of Cyren Ltd.,  included in this Annual Report (Form 20-F) for the year ended December 31, 2017.

Tel-Aviv, Israel

April 27, 2018

/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer
A Member of EY Global